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                                                                    EXHIBIT 99.1

     WABASH NATIONAL CORPORATION ANNOUNCES THE DIVESTITURE OF ITS EUROPEAN
              OPERATIONS AND COMPLETION OF ITS RESTRUCTURING PLANS

         LAFAYETTE, IN, January 21, 2002 . . . Wabash National Corporation (NYSE: WNC) announced today that it has completed the divestiture of its wholly owned subsidiary, Europaische Trailerzug Beteiligungsgessellschaft mbH (ETZ). ETZ is the majority shareholder of Bayerische Trailerzug Gessellschaft fur Bimodalen Guterverkehr mbH (BTZ), a European RoadRailer(R) operation based in Munich, Germany. The charges associated with this divestiture have been previously recorded in the Company's quarter ended December 31, 2000.

         Commenting on the divestiture, Richard E. Dessimoz, acting CEO, stated "This divestiture represents the completion of the restructuring initiatives previously announced by the Company. Since announcing our restructuring in September, 2001, we have acted swiftly and aggressively to complete these initiatives, including: 1) the rationalization of manufacturing capacity, including the closure of our Ft. Madison, IA and Scott County, TN manufacturing facilities; 2) the normalization and reduction of our used trailer inventory which now stands at approximately $50 million, down from a high of approximately $120 million during 2001; 3) significant reductions in operating costs, which have included the elimination of approximately 2,000 salary and hourly positions; and, 4) the divestiture of our European operations. We believe these actions have significantly reduced our costs and will permit Wabash National to be a stronger and more focused company."

         Wabash National Corporation designs, manufactures and markets standard and customized truck trailers under the Wabash and Fruehauf trademarks. The Company believes it is the world's largest manufacturer of truck trailers, the leading manufacturer of composite trailers and through its RoadRailer(R) products, the leading manufacturer of bimodal vehicles. The Company's wholly owned subsidiary, North American Trailer Centers(TM) is one of the leading retail distributors of new and used trailers and aftermarket parts, including its Fruehauf and Pro-Par(R) brand products with approximately 50 locations throughout the U.S. and Canada.

         This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, specifically the improvement in the financial performance of the Company. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward looking statements. Without limitation, these risks and uncertainties include increased competition, dependence on key management, reliance on certain customers and corporate partnerships, shortages of raw materials, dependence on industry trends, export sales and new markets, acceptance of new technology and products, and government regulation. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its stockholders and periodic reports on Forms 10-K and 10-Q. We specifically disclaim any duty to update any forward-looking statements made herein, and the statements made herein speak only as the date of this release.




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